Exhibit 5.10

18 January 2012

CHC/3/108/ JK/GGC
JKennedy@paull-williamsons.co.uk

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC, V7B 1A3

Canada

Dear Sirs

Opinion as to Scots Law

CHC Helicopter S.A. – Exchange of Senior Secured Notes 2020

1	INTRODUCTION

Reference is made to the proposal that CHC Helicopter S.A. (CHC) shall offer to exchange US$1,100,000,000 aggregate principal amount of its 9.250% Senior Secured Notes due 2020 which have been registered under the US Securities Act of 1933 (the Exchange Notes) for any and/or all of its outstanding unregistered 9.250% Senior Secured Notes due 2020 (the Outstanding Notes). The foregoing is hereinafter referred to as the Transaction.

We act as legal advisers in Scotland to CHC and certain subsidiaries of CHC in respect of the Transaction.

In this opinion letter, including in the addressee section:

CHC Holding: means CHC Holding (UK) Limited, a company incorporated in Scotland (Registered Number: SC147943) and having its registered office at CHC House, Howe Moss Drive, Kirkhill Industrial Estate, Dyce, Aberdeen, AB21 0GL.

CHC Holding Director Resolutions: the resolutions set out in the signed minutes of a meeting of the directors of CHC Holding held on 1 October 2010 approving, and authorising the execution of, inter alia, the Documents.

CHC Holding Member Resolutions: the written resolutions of the sole eligible member of CHC Holding dated 4 October 2010 approving, and authorising the execution of, inter alia, the Documents.

Certificates of Good Standing: means the certificates of good standing each dated 13 January 2012 issued by the Registrar of Companies in Scotland in respect of each of the Scottish Issuers.

Constitutional Documents: means the copy memoranda and articles of association of the Scottish Issuers attached to the Original Officer’s Certificates.

Director Resolutions: the CHC Holding Director Resolutions, the Heli-One Director Resolutions and the Lloyd Director Resolutions.

Documents: means the Indenture and the Registration Rights Agreement.

Heli-One: means Heli-One (U.K.) Limited, a company incorporated in Scotland (Registered Number: SC136650) and having its registered office at CHC House, Howe Moss Drive, Kirkhill Industrial Estate, Dyce, Aberdeen, AB21 0GL.

Heli-One Director Resolutions: the resolutions set out in the signed minutes of a meeting of the directors of Heli-One held on 1 October 2010 approving, and authorising the execution of, inter alia, the Documents.

Heli-One Member Resolutions: the written resolutions of the sole eligible member of Heli-One dated 4 October 2010 approving, and authorising the execution of, inter alia, the Documents.

Indenture: means the indenture dated as of 4 October 2010 among CHC, the Guarantors (as defined therein, including the Scottish Issuers), HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent (as defined therein) and The Bank of New York Mellon, as trustee in respect of the Outstanding Notes and the Exchange Notes.

Lloyd: means Lloyd Helicopter Services Limited, a company incorporated in Scotland (Registered Number: SC181461) and having its registered office at CHC House, Howe Moss Drive, Kirkhill Industrial Estate, Dyce, Aberdeen, AB21 0GL.

Lloyd Director Resolutions: the resolutions set out in the signed minutes of a meeting of the directors of Lloyd held on 1 October 2010 approving, and authorising the execution of, inter alia, the Documents.

Lloyd Member Resolutions: the written resolutions of the sole eligible member of Lloyd dated 4 October 2010 approving, and authorising the execution of, inter alia, the Documents.

Member Resolutions: the CHC Holding Member Resolutions, the Heli-One Member Resolutions and the Lloyd Member Resolutions.

Officer’s Certificates: the Original Officer’s Certificates and the Update Officer’s Certificates.

Original Officer’s Certificates: means the certificates dated 4 October 2010 given by the company secretary of each of the Scottish Issuers.

Registration Rights Agreement: means the registration rights agreement dated as of 4 October 2010 between CHC, the Scottish Issuers and others, in respect of the Outstanding Notes and the Exchange Notes.

Registration Statement: means the Form S-4 Registration Statement under the Securities Act of 1933 by CHC and, inter alia, the Scottish Issuers dated 18 January 2012.

Scottish Issuers: means CHC Holding, Heli-One and Lloyd.

Searches: means searches in the files of the Scottish Issuers maintained by the Registrar of Companies in Scotland obtained from the Companies House Direct on-line service on 18 January 2012.

Update Officer’s Certificates: means the certificates dated 18 January 2012 given by an officer of each of the Scottish Issuers.

2	DOCUMENTS AND INVESTIGATIONS

2.1	For the purposes of this opinion, we have examined the following documents:

2.1.1	a pdf of an executed copy of the Registration Rights Agreement;

2.1.2	a pdf of an executed copy of the Indenture;

2.1.3	a copy of the Registration Statement;

2.1.4	a pdf of a copy of the Director Resolutions;

2.1.5	a pdf of a copy of the Member Resolutions;

2.1.6	a pdf of the Constitutional Documents (provided as attachments to each Original Officer’s Certificate and confirmed in each of the Update Officer’s Certificate to remain up to date as at the respective dates thereof);

2.1.7	the Searches;

2.1.8	the Certificates of Good Standing;

2.1.9	a pdf of the completed and signed Original Officer’s Certificates; and

2.1.10	a pdf of the completed and signed Update Officer’s Certificates.

2.2	Save as identified above, we have not examined any contracts, instruments, decrees, judgements or other documents entered into by or affecting the Scottish Issuers (including contracts, instruments or other documents referred to in such documents as we have examined) nor have we examined any corporate records of the Scottish Issuers or made any other enquiries concerning the Scottish Issuers.

3	ASSUMPTIONS

In giving this opinion we have assumed (without investigation):

3.1	the genuineness of all signatures;

3.2	the authenticity and completeness of all documents submitted to us as originals, including, without limitation, submitted as pdf documents via email, and that all signatures appearing on any document as having been made on a particular date were in fact made on that date and that all documents which are dated were in fact executed and/or delivered on the date appearing on the face of the document;

3.3	the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, photocopied, notarial, true, electronic or facsimiled copies, and in the case where we have been provided with an incomplete copy of a document or only the signing page(s) of any document, that the document as executed was in the same form as the version or draft of that document previously provided to and reviewed by us;

3.4	the truthfulness, completeness and accuracy of all certificates of public officials and corporate officers (including, without limitation, the Officer’s Certificates and the Certificates of Good Standing);

3.5	that the information obtained from the Searches is true, correct and up-to-date and does not fail to disclose any information which ought to have been delivered for registration or which had been delivered for registration and which ought to have been included in the Searches and which may have affected the opinions hereinafter expressed;

3.6	that each party to the Documents (other than the Scottish Issuers) is duly incorporated and validly existing and (in those jurisdictions in which such concept exists) in good standing under the law of the jurisdiction in which it was incorporated;

3.7	that each party to the Documents (other than the Scottish Issuers) has all necessary corporate power and capacity to enter into the Documents to which it is a party and to perform its obligations thereunder and has duly authorised the execution and delivery of each Document to which it is a party by all necessary corporate action;

3.8	the due execution and delivery of the Documents by each party thereto (other than the Scottish Issuers) in accordance with all applicable laws;

3.9	the due execution and delivery of the Documents by the Scottish Issuers under the governing law of the Documents and under all other applicable laws (other than the law of Scotland);

3.10	that the Documents impose valid, binding and enforceable obligations under the governing law of the Documents and under all other applicable laws on each party thereto enforceable in accordance with their respective terms;

3.11	the legal capacity of all individuals;

3.12	that there are no provisions of the laws of any jurisdiction outside Scotland which would be contravened by the execution or delivery of any of the Documents by any party and that no law other than the law of Scotland affects this opinion;

3.13	the absence of any fraud or misrepresentation on the part of any party to the Documents and that no party thereto has been put upon an enquiry as to any fact or matter which may prejudice the protection afforded to a third party in good faith;

3.14	that in respect of the Director Resolutions, the relevant meeting was duly convened and held on 1 October 2010, the relevant minutes are an accurate and complete reflection of the relevant meeting, a quorum for the transaction of such business was present, and a full declaration of directors’ interests was made prior thereto, and none of those resolutions have been rescinded or amended and all remain in full force and effect;

3.15	that the Member Resolutions were duly passed by the respective sole eligible members of the Scottish Issuers and none of those resolutions have been rescinded or amended and all remain in full force and effect;

3.16	save as disclosed in the Searches or the Certificates of Good Standing, that no petition has been presented, or resolution passed, or order made for the winding-up of any Scottish Issuer or for the appointment of a liquidator, receiver, administrative receiver, administrator, judicial factor, or similar officer in respect of any Scottish Issuer;

3.17	save as disclosed in the Searches or the Certificates of Good Standing, that no Scottish Issuer is subject to any insolvency, quasi-insolvency, winding up or similar procedure in a jurisdiction other than Scotland and no steps have been taken to subject it to such a procedure;

3.18	the absence of circumstances which would cause any of the Documents to be held to be a gratuitous alienation (under Section 242 of the Insolvency Act 1986) or an unfair preference (under Section 243 of the Insolvency Act 1986) or a gratuitous alienation or fraudulent preference (at common law) or an extortionate credit transaction (under Section 244 of the Insolvency Act 1986) or an invalid floating charge (under Section 245 of the Insolvency Act 1986);

3.19	that the Constitutional Documents are the current memoranda and articles of association of the Scottish Issuers and that no resolution has been passed making any amendments to the Constitutional Documents;

3.20	that the authorisation, execution, delivery or performance of the Documents does not and will not infringe any restrictions binding upon the Scottish Issuers in terms of any contract, instrument or other document entered into by or affecting the Scottish Issuers;

3.21	that the execution and delivery of the Documents by the Scottish Issuers was a proper use of its directors’ powers and in its best interests and that the exercise of their respective rights and performance of their respective obligations thereunder will be most likely to promote the success of the Scottish Issuers for the benefit of their respective members as a whole and in considering such, the directors have had regard to, inter alia, those matters contained in section 172 of the Companies Act 2006;

3.22	that immediately after the execution of the Documents, the Scottish Issuers were each solvent (as such term is measured under all conventional measures) and that the entry into by the Scottish Issuers of the Documents did not reduce the net assets of any of the Scottish Issuers or otherwise give rise to an unlawful return of capital by any of the Scottish Issuers to their respective shareholders;

3.23

that the principal place of business and (for the purposes of the Council Regulation (EC) No 1346/2000 of 29th May, 2000 on insolvency proceedings (the EU Insolvency Regulation)) the centre of main interests of each Scottish Issuer is, and shall continue throughout the entire subsistence of the Documents to be, located at the place of its registered office in Scotland and that no Scottish Issuer has an establishment (as such term is defined in the EU Insolvency Regulation) outside Scotland and shall not have any such establishment outside Scotland throughout the entire subsistence of the Documents;

3.24	that there is no fact, matter or document which would or might affect the opinions expressed herein and which was not revealed by the documents examined and enquiries made; and

3.25	that all of the foregoing assumptions apply equally as at the respective dates of execution of each of the Documents and as at the date of this opinion letter.

4	OPINIONS

Based upon the foregoing assumptions and subject to any matters not disclosed to us we are of the opinion that, so far as the present law of Scotland is concerned and subject to the qualifications and reservations set out below:

4.1	Incorporation: each of the Scottish Issuers is a company duly incorporated and validly existing under the law of Scotland and has, under such law, been in continuous and unbroken existence since the date of its incorporation; and

4.2	Power, Capacity and Execution: each of the Scottish Issuers had all necessary corporate power and capacity under its Constitutional Documents to enter into and deliver the Documents at the time when it did so, and has duly authorised the execution and delivery of the Documents, and has duly executed and delivered the Documents to which it is a party, all in accordance with the law of Scotland.

5	QUALIFICATIONS AND RESERVATIONS

Notwithstanding the foregoing, the opinions expressed in this letter are subject to the following qualifications and reservations:

5.1	Insolvency etc.: our opinions are subject to all limitations and modifications of rights and obligations resulting from the law of bankruptcy, liquidation, receivership, reorganisation, reconstruction, moratoria, court schemes, insolvency, administration and other laws generally affecting the rights of creditors or from any other laws or principles of natural justice or public policy.

5.2	Binding Obligations: we express no opinion as to the validity or enforceability of any of the Documents, nor as to the perfection, filing or registration requirements of or in respect of any of the Documents (including as to fees, stamp taxes, registration charges or similar payments that may be due in respect of any of the Documents).

5.3	Incorporation and Existence: the opinions expressed that the Scottish Issuers are duly incorporated and validly existing under the law of the Scotland and have, under such law, been in continuous and unbroken existence since the date of their respective dates of incorporation are based upon our examination of the Searches and the Certificates of Good Standing only. They are subject to any filings and entries made in any register after, respectively, the respective dates up to which the information appearing in the Searches has been complied, and the date of the Certificates of Good Standing. It should be noted that a search of the records and filings at the Registrar of Companies in Scotland:

5.3.1	is not necessarily capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented or whether a receiver or administrator has been appointed due to the fact that notice of an administration order or notice of appointment of a receiver or administrator does not require to be filed immediately and accordingly there may be a delay in the relevant notice appearing;

5.3.2	does not necessarily reveal all changes in the company officers, amendments to constitutional documents or other resolutions passed by the directors or members of the company, it being the case that certain resolutions need not be filed at all or that, in any event, failure to file at the Registrar of Companies does not necessarily invalidate the change, amendment or resolutions.

5.4	Law of Scotland only: we have not investigated the laws of any jurisdiction other than Scotland and this opinion is given only with respect to the law of Scotland as in force and as interpreted by the Scottish courts as of the date of this letter.

5.5	Legal Opinions only: we express no opinion as to matters of fact.

5.6	Documents Reviewed only: our opinion is only based upon the information and documentation directly received by us as listed in paragraph 2 above.

6	ADDRESSEES, CONSENT AND GOVERNING LAW

6.1	This opinion letter is issued in connection with the Transaction only and my not be used, relied upon or referred to for any other purpose.

6.2	This opinion letter may not be distributed to, quoted, referred to or made public in any way, nor filed with any government agency or other person without our express prior written consent. Any communication or disclosure given with our consent must be given subject to the condition of excluding any reliance on the terms thereof whether or not such condition is specified by us at the time of giving such consent. For the avoidance of doubt this paragraph 6.2 is subject to paragraph 6.3.

6.3	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required within Section 7 of the US Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

6.4	We understand and agree that Simpson Thacher & Bartlett LLP, counsel to CHC, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by that firm in connection with the Registration Statement.

6.5	This opinion letter is strictly limited to the matters expressly stated in it and does not apply by implication to other matters.

6.6	This opinion letter is given on the condition that it shall be governed by and construed in accordance with the law of Scotland and that any action arising out of it is subject to the exclusive jurisdiction of the Court of Session in Scotland.

Yours faithfully

/s/ John Kennedy
Partner (John Kennedy) for and on behalf of Paull & Williamsons LLP